As filed with the Securities and Exchange Commission on August 30, 2005.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
FEDERATED DEPARTMENT STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	13-3324058 (I.R.S. Employer Identification No.)
7 West Seventh Street, Cincinnati, Ohio 45202
(Address of Principal Executive Offices Including Zip Code)
1994 STOCK INCENTIVE PLAN OF THE MAY DEPARTMENT STORES COMPANY
(Full Title of the Plan)
Dennis J. Broderick, Esq.
Senior Vice President, General Counsel and Secretary
Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
(513) 579-7000
(Name , Address and Telephone Number of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $0.01 par value per share	14,878,502	$70.48	$1,048,636,821	$123,424.55

(1)	Represents the maximum number of shares of common stock of Federated, $0.01 par value per share (the “Common Stock”), issuable pursuant to the 1994 Stock Incentive Plan of The May Department Stores Company, as amended (the “Plan”), being registered hereon.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on August 29, 2005, a date within five business days prior to filing.

EXPLANATORY NOTE
     Federated Department Stores, Inc., a Delaware corporation (“Federated” or the “Company”), hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) for the purpose of registering 14,878,502 shares of Common Stock issuable pursuant to the Plan, which was assumed by Federated in connection with the completion of the merger of The May Department Stores Company with and into a wholly owned subsidiary of Federated.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company incorporates by reference the following SEC filings into this registration statement:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005;

•	The Company’s Current Reports on Form 8-K, filed on February 8, 2005, February 22, 2005, February 28, 2005, March 17, 2005, March 29, 2005, April 8, 2005, May 5, 2005, May 11, 2005, May 27, 2005, June 1, 2005, June 3, 2005, June 7, 2005, June 15, 2005, July 14, 2005, July 14, 2005, July 19, 2005, July 19, 2005, August 4, 2005, August 9, 2005, and August 10, 2005; and

•	The description of the Company’s Common Stock contained in the registration statement on Form 8-A, filed with the SEC on December 12, 1994 (File No. 001-13536), including any subsequently filed amendments and reports updating such description.
     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The following summary of the material provisions of the Company’s by-laws and certificate of incorporation relating to indemnification of directors and officers, the Company’s indemnification agreements with officers and directors, insurance policies maintained by the Company in respect of directors and officers and the Delaware General Corporation Law is not intended to be exclusive and is qualified in its entirety by such by-laws, certificate of incorporation, agreements, insurance policies and statutes.
     The Company’s certificate of incorporation and by-laws provide that the Company shall indemnify its officers and directors to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.
     The Company also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Company.
     Pursuant to separate indemnification agreements with the Company, each officer and director of the Company is indemnified against all liabilities relating to his or her position as an officer or director of the Company, to the fullest extent permitted under applicable law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (File No. 001-13536)).

4.2	Amended and Restated Article Seventh of the Certificate of Incorporation of the Company, adopted by the stockholders of the Company on July 13, 2005.

4.3	By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed on April 1, 2003).

4.4	Amended and Restated Sections 28 and 29 of the By-Laws of the Company (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on July 19, 2005).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.
Item 9. Undertakings.
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signatures on following page]

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, State of Ohio, on August 30, 2005.

FEDERATED DEPARTMENT STORES, INC.
By:	/s/ Dennis J. Broderick
Dennis J. Broderick, Esq.
Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Terry J. Lundgren	Chairman, President and Chief Executive Officer, and Director (Principal Executive Officer)	August 30, 2005
* Karen M. Hoguet	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2005
* Joel A. Belsky	Vice President and Controller (Principal Accounting Officer)	August 30, 2005
* Sara Levinson	Director	August 30, 2005
* Joseph Neubauer	Director	August 30, 2005
* Joseph A. Pichler	Director	August 30, 2005
* Karl M. von der Heyden	Director	August 30, 2005
* Meyer Feldberg	Director	August 30, 2005
* Marna C. Whittington	Director	August 30, 2005
* Craig E. Weatherup	Director	August 30, 2005
* This registration statement has been signed on behalf of the above officers and directors by Dennis J. Broderick, as attorney-in-fact, pursuant to the powers of attorney filed as Exhibit 24.1 to this registration statement.

Dated: August 30, 2005	By:	/s/ Dennis J. Broderick
Dennis J. Broderick
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (File No. 001-13536)).

4.2	Amended and Restated Article Seventh of the Certificate of Incorporation of the Company, adopted by the stockholders of the Company on July 13, 2005.

4.3	By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed on April 1, 2003).

4.4	Amended and Restated Sections 28 and 29 of the By-Laws of the Company (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on July 19, 2005).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.